Exhibit 99.1

NEWS RELEASE

Date:	February 26, 2009
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Beacon Street Group
817-310-0051

XETA Technologies Reports First Quarter Fiscal 2009 Financial Results

•                  Q109 Revenue: $18.6 million (increase of 4% year over year)

•                  Q109 EPS: $0.00 vs. Q108 EPS $0.04

•                  Q109 Non-GAAP EPS excluding reserve for bad debt: $0.02

Broken Arrow, OK — XETA Technologies (NASDAQ:XETA) today reported earnings of $2,000, or $0.00 per diluted share, on revenue of $18,580,000 for the first fiscal quarter ended January 31, 2009.  This compares to earnings of $389,000, or $0.04 per diluted share, on revenue of $17,950,000 for the first fiscal quarter ended January 31, 2008.

Non-GAAP net income was $218,000, or $0.02 per diluted share.  Non-GAAP net income excludes a $350,000 estimated reserve related to unpaid receivables due from Nortel Networks, Inc.  A reconciliation of non-GAAP to GAAP results and EPS are included in tables 1 and 2 below, respectively.

Revenue Table (in thousands)

	1Q09	1Q08
Line of Businesses	Revenue	Revenue	% Change

Commercial	$6,297	$6,030	4
Lodging	$2,289	$1,684	36
Total Systems	$8,586	$7,714	11

Recurring (Contract & Time and Materials)	$6,976	$7,208	-3
Implementation	$2,186	$2,042	7
Cabling	$832	$475	76
Total Services	$9,993	$9,725	3

During the first fiscal quarter of fiscal 2009, systems revenue increased by 11 percent to $8.6 million versus $7.7 million recorded in the first fiscal quarter of 2008.  Commenting on the growth in equipment sales, Greg Forrest, President and CEO, said, “We’ve focused on building strong franchises in specific industry verticals including healthcare, education, government and hospitality.  Based on the efforts of our team, we saw strength in all of these categories during the first quarter.”

First quarter services revenue increased by 3 percent to $10.0 million as increases in implementation and cabling revenue were partially offset by a 3 percent decrease in recurring services revenue.  “While growth in recurring services has slowed in the past few quarters, growing this part of our business remains a strategic focus.  Since the beginning of the calendar year, growth in this category has resumed and we have been awarded several recurring services contracts, including the contract we recently announced with a new wholesale services partner, Lockheed Martin,” Mr. Forrest commented. “Based on our new contract awards during the quarter, we expect that recurring service will be a key revenue growth driver for 2009”

Gross Margin Table

	1Q09	1Q08
Line of Business	Gross Margin	Gross Margin	Change
Systems	26.1%	25.0%	+ 110 basis points
Services	30.1%	26.7%	+ 340 basis points
Total	25.9%	25.6%	+ 30 basis points

During the first fiscal quarter of 2009, gross margin was 25.9 percent of sales versus 25.6 percent during the first fiscal quarter of 2008. “Gross margin on systems and services were within or exceeded our targeted ranges and showed significant improvement from the same period last year.  However, our other revenue category, which primarily represents commissions earned on the sale of Avaya’s post warranty services, declined this quarter and offset all but 30 basis points of the improvement,” said Mr. Forrest.

Highlights of the first quarter of fiscal 2009 included:

•                  Lockheed Martin selected XETA to provide technical support services to a large U.S. government customer. The Company anticipates the 5-year contract should begin contributing meaningful revenue in early calendar 2009 and annual revenue from the contract to exceed $2 million per year for the next five years.

•                  During the quarter, Nortel, a strategic partner of XETA filed for chapter 11 bankruptcy protection.  The Company estimates that $350,000, or approximately one half, of the pre-petition accounts receivable due from Nortel, has been impaired.  The Company said it will continue to support Nortel and Nortel customers throughout the reorganization period and beyond.

Commenting on the results for the first quarter, Mr. Forrest said, “Several revenue opportunities were delayed during the quarter, which affected our growth rate and profitability.  While the results show that we are not immune from the slowdown in enterprise technology spending, they also demonstrate that we were able to outperform the market.  Delivering top line growth, even at a modest 4% rate, is a success in the current economic environment.  We recognize that our growth rates are likely to be affected by a period of contracted enterprise IT spending.  However, with our focus on recurring services revenue, strong competitive position and balance sheet, we are well positioned to broaden and deepen the scope of our customer and partner relationships.  Our strategy is to aggressively gain market share during the economic downturn while maintaining profitability, and position the Company to accelerate growth as we move out of the bottom of this economic cycle,” said Mr. Forrest.

The Company will host a conference call and webcast to discuss these results at 4:00 p.m. Central Time on Thursday, February 26, 2009. Interested parties may access the conference call via telephone by dialing 877-407-8033. The call is being webcast and can be accessed at XETA’s website www.xeta.com under the investor relations portion of the website. A replay of the webcast will be archived on the Company’s website for 60 days.

Condensed Consolidated Statements of Income

		Three Months Ended
		January 31,
		2009	2008
		(Unaudited)
Sales	Services	$9,993	$9,725
	Systems	8,586	7,714
	Other	1	511
	Total	18,580	17,950

Cost of Sales	Services	6,984	7,131
	Systems	6,342	5,787
	Other	448	441
	Total	13,774	13,359

Gross Profit		4,806	4,591

Gross Profit Margin		26%	26%

Operating Expense
Selling, General and Administrative		4,456	3,662
Amortization		322	203
Total Operating Expenses		4,778	3,865

Income from Operations		28	726

Interest Expense		(30)	(103)
Interest and Other Income (Expense)		11	17
Total Interest and Other Expense		(19)	(86)

Income Before Provision for Income Taxes		9	640
Provision for Income Taxes		7	251
Net Income after Tax		$2	$389

Basic Earnings Per Share		$0.00	$0.04
Diluted Earnings Per Share		$0.00	$0.04
Wt. Avg. Common Shares Outstanding		10,222	10,250
Wt. Avg. Common Equivalent Shares		10,222	10,250

(The information is unaudited and is presented in thousands except percentages and per-share data.)

Consolidated Balance Sheet Highlights

			(Unaudited)
			January 31, 2009	October 31, 2008
Assets	Current	Cash	$153	$64
		Receivables (net)	18,037	19,995
		Inventories (net)	6,094	5,237
		Other	3,047	2,615
		Subtotal	27,331	27,911

	Non-Current	PPE (net)	10,447	10,725
		Goodwill & Intangibles	27,580	27,654
		Other	104	103
		Subtotal	38,131	38,482

	Total Assets		$65,462	$66,393

Liabilities	Current	Revolving Line of Credit	$3,180	$2,524
		Notes Payable	1,312	1,355
		Accounts Payable	5,394	6,692
		Accrued Liabilities	3,911	4,742
		Unearned Revenue	3,626	3,237
		Subtotal	17,423	18,550

	Non-Current	Noncurrent Deferred Tax Liability	5,741	5,546
		Other	434	460
		Subtotal	6,175	6,006

	Total Liabilities		23,598	24,556

Equity			$41,864	$41,837

(The information is unaudited and is presented in thousands.)

	Quarter Ending January 31,
Reconciliation of EBITDA(1) to Net Income	2009	2008

Net Income (Loss)	$2	$389
Interest	30	103
Provision for Income Taxes	7	251
Depreciation	225	167
Amortization	322	203
EBITDA(1)	$586	$1,113

(The information is presented in thousands.)

(1)The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment and comparison of financial performance between accounting periods. XETA believes that EBITDA is often used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA is a non-GAAP financial measure and should not be considered an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is provided above.

The following table reconciles reported GAAP net income per the income statement to non-GAAP net income:

	Quarter Ending January 31,
Table 1 - Reconciliation of Non-GAAP Income	2009	2008

Net Income as Reported	$2	$389
Reserve for Bad Debt (Net of Tax)	216	—
Non-GAAP net income	$218	$389

(The information is presented in thousands.)

The following table reconciles reported GAAP diluted earnings (loss) per share (“EPS”) to non-GAAP diluted EPS:

	Quarter Ending January 31,
Table 2 - Reconciliation of Non-GAAP Diluted EPS	2009	2008

EPS, Diluted - as Reported	$0.00	$0.04
EPS Impact of Reserve for Bad Debt, Net of Tax	0.02	0.00
EPS, Diluted - Non-GAAP	$0.02	$0.04

About XETA Technologies

XETA is a leading integrator of advanced communication technologies with a comprehensive array of products and services available from industry leaders. The Company has earned and continues to maintain the industry’s most prestigious certifications as an Avaya Platinum Business Partner, Nortel Elite Advantage Partner, and Mitel premiumPARTNER. Being able to provide solutions and service for these leading vendors is a unique value proposition for Fortune 1000 customers with multiple locations and complex networks. With a 27 year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA (Nasdaq: XETA) is available at www.xeta.com . Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning systems order rates and sales, profitability, earnings, expectations and managing expense structure. These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the recent filing by Nortel for bankruptcy protection and the impact that such action will have on the Company’s Nortel products and services offering; the U.S. and global economic crisis and its impact on capital spending trends in the Company’s markets and on Nortel’s reorganization plans; the probability of dramatic changes by Nortel to its business plan and strategies and their impact on the Company’s relationship with Nortel both as a business partner and a business vendor;the Company’s ability to maintain and improve upon current gross profit margins; the Company’s ability to acquire and retain the technical competencies needed to implement new advanced communications technologies; intense competition and industry consolidation; dependence upon a single customer for the recent growth in the Company’s Managed Services offering; and the availability and retention of revenue professionals and certified technicians. Additional factors that could affect actual results are described in Item 1.A entitled “Risk Factors” contained in Part I of the Company’s Form 10-K for its fiscal year ended October 31, 2008, and in the Risk Factors section of the Company’s Form 10-Q for its first quarter of the 2009 fiscal year.